99.01


February 23, 1996
Jim Martinelli
Treasurer and
Chief Financial Officer
(412) 352-4455


II-VI INCORPORATED ACQUIRES
LIGHTNING OPTICAL CORPORATION


PITTSBURGH, PA, February 23, 1996-II-VI Incorporated (NASDAQ/NMS: IIVI)
 today announced that it completed its previously announced acquisition of Lightning Optical Corporation. The acquisition was for 100% of the outstanding capital stock of Lightning Optical Corporation. The purchase price was approximately $4.3 million and was comprised of $2.5 million in cash and 186,183 shares of II-VI Incorporated common stock.

Lightning Optical Corporation is located in Tarpon Springs, Florida. The company designs, manufactures and markets optics and materials for visible and near infrared applications. These products are used in industrial, medical and scientific solid-state lasers and electro-optic equipment. Annual sales of the company are in the $6.0 million range.

In discussing the announcement, Carl J. Johnson, II-VI's chairman and chief executive officer commented, "The addition of Lightning Optical Corporation strengthens our position in the YAG laser market which we entered a year ago with the acquisition of Virgo Optics. Additionally, Lightning Optical Corporation expands our product lines to other solid-state laser markets." Francis J. Kramer, president and chief operating officer of II-VI, stated, "The merger of Lightning Optical Corporation with our Virgo Optics subsidiary, which is also located in western Florida, is a powerful combination for accelerated growth. Lightning Optical Corporation's strong presence in the domestic market coupled with II-VI's international sales, marketing, and distribution system opens the door to many new customers."

Headquartered in Saxonburg, Pennsylvania II-VI Incorporated designs, manufactures and markets optical and electro-optical components, devices and materials for precision use in infrared, near infrared, visible light and x-ray instruments and applications. The Company's infrared products are used in high-power CO2 (carbon dioxide) lasers for industrial processing worldwide. The Company's Virgo Optics Division manufactures near infrared and visible light products used in industrial, scientific and medical instruments and solid-state YAG (yttrium aluminum garnet) lasers. II-VI is also developing and marketing solid-state x-ray and gamma-ray products for the nuclear radiation detection industry through its eV PRODUCTS division.

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